EXHIBIT 99.1

     Verado Announces Notice of Tender Offer From Emerald Bay Investors, LLC


Company Contact:
Steven D. Butler
(303) 874-2986

DENVER, Colo., (March 26, 2002) - Verado Holdings, Inc. (NASDAQ: VRDO-OB) Verado Holdings, Inc. ("Verado" or the "Company") (OTCBB: VRDO.OB) announced today that it has received from Emerald Bay Investors, LLC (an affiliate of Madison Capital Management) ("Emerald Bay") a notice of Emerald Bay's tender offer for the Company's 13% senior discount notes due 2008 (the "Notes"). Emerald Bay has offered to purchase a maximum of $23.5 million of the face amount of the Notes from their current holders for 8% of their original face value.

Pursuant to Rule 14e-2 promulgated under section 14 of the Securities Exchange Act of 1934, Verado is unable to take a position with respect to the bidder's tender offer. The Company is not able to take a position because: it has no information regarding Emerald Bay's creditworthiness and operations; the tender offer does not acknowledge that any Notes purchased by Emerald Bay from a party to the Lockup Agreement dated February 15, 2002 between the Company and certain Note holders will continue to be subject to such Lockup Agreement; and the Company does not have sufficient information to determine the adequacy of the price offered by Emerald Bay for the Notes.

On February 15, 2002, the Company and its controlled subsidiaries filed for Chapter 11 bankruptcy protection after reaching an agreement on a prenegotiated liquidation with a committee (the "Committee") representing holders (the "Bondholders") of more than 66-2/3% of the Notes. Under the prenegotiated plan, the Bondholders and other unsecured creditors will receive 90% of the net proceeds derived from a liquidation of the Company's assets under Chapter 11; the remaining 10% of such proceeds will be distributed to Verado's equity holders. Alvarez and Marsal, Inc., the financial advisors to the Committee, preliminarily estimates that the recovery of the Bondholders and other unsecured creditors will be between $.09 and $.13 on the dollar.

Statements included in this press release which are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements regarding the distribution of proceeds to Bondholders, creditors and equity holders. Actual results may differ materially due to a number of risks and uncertainties, including but not limited to; the bankruptcy court not approving the plan, creditors or other third parties objecting to implementation of the plan, and the failure to realize the anticipated amount of proceeds from the sale and liquidation of the Company's assets. Verado has no obligation to update forward-looking statements. Readers are encouraged to refer to Verado's reports from time to time filed with the Securities and Exchange Commission for further discussions of Verado's business and risk factors that may affect operating and financial results and forward-looking statements.